Exhibit 99.2

Comerica Incorporated 2008 Annual Meeting of Shareholders

Chairman’s Presentation

Good morning.

We are clearly in a challenging economic environment.  At the same time, there are opportunities, which we are leveraging to our full advantage.

In our view, opportunities don’t happen by accident.  They do happen when a strategy for success is combined with a strong focus on customer service and a clear vision to help people and businesses be successful.

Our company’s strategy for success is deeply rooted in relationship banking. This singular focus on relationships, we believe, sets Comerica apart from most others in the financial services industry today.

Whereas some banks see customers as transactions, we see them as relationships that we develop, nurture and grow.

In a few moments, I will discuss some of the opportunities for Comerica – opportunities that will help us to deepen relationships with our customers, while enhancing our presence in the high-growth markets that are beneficial to our long-term success.  Then, my colleagues and I would be happy to answer any questions you may have.

But first, I’ll provide an overview of our full year 2007 results and achievements, and then review our first quarter 2008 performance.

As the entire financial services sector grappled with rocky market conditions in 2007, the issues that caused the greatest volatility fell largely outside the parameters of Comerica’s business.

As a result, we were able to focus on executing our strategy, as evidenced by our strong loan growth, particularly in our high growth markets; the continuation of our successful banking center expansion program; and the relocation of our corporate headquarters here to Dallas, Texas.

The well-publicized challenges in the residential real estate development market affected our overall performance, however.

For the full year 2007, Comerica reported income from continuing operations of $682 million, or $4.40 per diluted share, compared to $782 million, or $4.81 per diluted share, for 2006.

Excluding the Financial Services Division – which provides services to title and escrow companies – average loans increased 7 percent in 2007, compared to 2006. We had 16 percent growth in the Texas market. Our Western market, which includes California and Arizona, had 13 percent growth.  We had 11 percent growth in the Florida market while the Midwest market, which is predominantly Michigan, was down 1 percent.

Excluding two one-time events that occurred in 2006, noninterest income increased 8 percent in 2007.  Noninterest expenses were well controlled.

With regard to credit quality, we increased the provision for credit losses, from $42 million in 2006 to $211 million in 2007.  The increase was due largely to the ongoing challenges in residential real estate development, particularly in California.  Outside of residential real estate development, our business lines displayed solid credit quality in 2007.

Our capital position remained solid in 2007, providing us with, we believe, ample cushion to weather the continued economic challenges, while also providing us with the flexibility to continue to invest in our growth markets.  We increased our annual dividend for the 39th consecutive year.

In what was a challenging market for all financial services companies, our stock fared better than most of our peers in 2007. Our share price was down 26 percent overall, when compared to 2006.  However, the average stock decline of our 13 peers was greater at 33 percent.

We had a number of notable achievements in 2007.  We opened 30 new banking centers during the year, 28 of them in our high growth markets.  Here you see a photo of Century City in Los Angeles, where we leased space for our new southern California headquarters, and where we opened a banking center last year.  That particular banking center became accretive to earnings within only three months of operation, well ahead of the target for our new banking centers of 18 months.

2007 also was notable because of our corporate headquarters relocation to Dallas, Texas.  The relocation positions our company in a more central location with greater accessibility to all of our markets.

Having our senior leadership team here in Texas, coupled with additional resources we are deploying, is helping to accelerate growth for Comerica.

There were a number of achievements in 2007 in our Business Bank, Retail Bank and Wealth and Institutional Management.  In our Business Bank, we were among more than a dozen banks that competed for the opportunity to serve as financial agent to the U.S. Department of the Treasury for a program that will provide debit card services to Social Security recipients.

We were selected, in part, because of our experience as a pre-paid card issuer for a number of state government programs.   We are the #1 issuer of pre-paid commercial cards.

In the Retail Bank, we relocated three banking centers and completed refurbishments to 27 others: 22 in Michigan, three in Texas and two in California.

Within Wealth and Institutional Management, we rolled out insurance, 401(k) and financial planning in Texas, California and Florida.  We also successfully converted to a state-of-the-art capital markets platform and introduced new online trading programs.

The challenged economic environment we experienced in 2007 continued in the first quarter of 2008.

The further deterioration of the California residential real estate development market and its effects on our residential real estate development portfolio affected our overall performance in the quarter.

Our first quarter 2008 earnings per share of 73 cents from continuing operations were down from 77 cents in the fourth quarter of 2007.  Our earnings were largely impacted by an increase in the provision for loan losses and a decline in the net interest margin, partially offset by a pre-tax cash gain on the partial redemption of our equity interest in Visa.

We continued to have good loan growth in our high growth markets.  On an annualized basis, average loans excluding the Financial Services Division increased 10 percent, led by a 14 percent increase in the Texas market, a 10 percent increase in the Western market and a 9 percent increase in the Midwest market.

Excluding the Financial Services Division and institutional CDs, deposits grew 5 percent on an annualized basis, including a 12 percent increase in noninterest bearing deposits. This is especially noteworthy in an environment of declining deposit rates.

As expected, the net interest margin decreased 21 basis points to 3.22 percent.

Whereas credit quality continued to exhibit weakness in the California residential real estate development portfolio, the rest of our loan portfolio exhibited solid credit metrics in the first quarter.

Our capital position remained solid with a Tier I capital ratio of 7.40 percent, which is within our targeted range.

Expenses remained well controlled.  This slide shows our reduced staffing, even as we continued our banking center expansion program.  Total employees decreased by 140 in the first quarter, or one percent.

As we told investors on our first quarter conference call, the lingering housing crisis has affected all financial institutions, including Comerica. While we have been working through housing issues in the Midwest for several years, the excess inventory, declining prices and extended time to sell have had a debilitating effect on the California housing market, in particular.

To illustrate the severity of the recent deterioration in the California residential real estate market, this slide includes two charts.  The chart on the left shows the median price of single-family homes in California, which has declined almost 14 percent from the fourth quarter and about 30 percent from a year ago.

The chart on the right shows single family building permits, which have declined over 10 percent in the first quarter and about 33 percent from one year ago. Currently, there are about 14 months of unsold inventory.

We are aggressively addressing the situation as the residential real estate development market has continued to deteriorate.  Our credit process is assisting us in managing the issues and assessing the risks.

For example, we are conducting appraisal updates as we find appropriate.  We conduct in-depth reviews of every watch list loan.  We periodically stress test the portfolio, and undertake a migration analysis as part of our overall analytics.

We have moved additional experienced and seasoned lenders to our special assets group, significantly expanding our workout area for problem credits.  When appropriate, we are taking advantage of debt sales through the secondary market.

Here, you see our share price since January 1, 2007, which shows that we have outperformed many of our peers during what has been a challenging time for financial services companies nationwide.

I would like to focus the remainder of my presentation on the opportunities for Comerica.

Comerica finds opportunities in this nation’s highest growth markets.  While we have a strong, nearly 160-year presence in Michigan, we have extended our footprint over the years to include the attractive high-growth markets of Texas, California, Florida and Arizona.

These high-growth markets are expected to account for more than half of the country’s entire population growth between 2000 and 2030.

The banking center expansion program that we began in late 2004 provides an opportunity for us to accelerate our growth and balance.

Here, you see the number of new banking centers we have opened since 2004.  Most of them have been in our high growth markets.  This year, we plan to open 32 new banking centers, and all of them will be in our high growth markets.

Our banking center expansion program is delivering solid results.  Deposits attributed to our new banking centers averaged nearly $2 billion for the month of March.

These new deposits are well distributed among our three business segments, with 45 percent generated by the Retail Bank, 38 percent by the Business Bank and 17 percent by Wealth & Institutional Management.

Our headquarters relocation also provides us with an opportunity to accelerate our growth and balance, while building on our 20-year presence in the Texas market.

Chuck Gummer and his leadership team have been instrumental in forging long-term relationships with businesses, individuals and organizations in this state for two decades now.

As the largest banking company headquartered in Texas, we are taking our commitment to this market to a new level.  We are seeing new opportunities arise, as evidenced by the strong loan growth we have seen here, and by the warm response we continue to receive from customers and prospects.

We’re also stepping up our commitment to the community, such as through our lead sponsorship of the Comerica Bank New Year’s Parade, and our presenting sponsorship of the Dallas Summer Musicals, which brings Broadway entertainment to Dallas throughout the year.

We also touch people through our support of organizations such as the United Way, March of Dimes and Junior Achievement.

As part of our corporate strategy, we are making a commitment to conduct our business and operations in a way that enhances the well being of people and the communities in which they live, and protects and preserves the environment for future generations.

In March, we announced that Rick Plewa would head our new Corporate Sustainability Program.  He will lead the effort to review Comerica’s existing practices across five key areas – the workplace, our workforce, our products and services, and our processes and governance – and identify opportunities for improved sustainability performance in 2008 and beyond.

We really do take our civic and social responsibility seriously at Comerica.

At the outset of my remarks, I mentioned that a strong focus on customer service is a key ingredient of our success, and that it leads to opportunities.

We have been the recipients of a number of awards directly related to our customer service.  Our ability to serve small businesses was again recognized by Greenwich Associates.

The national consulting firm provided us the top national award for excellence in serving small businesses.

Comerica Bank was one of only 21 banks to receive the Greenwich Excellence Award, and one of only 15 banks that were repeat winners.  Some 600 banks were included in the biennial study.

Comerica also received three other awards from Greenwich Associates: national awards for our banking center services and cash management services, and a regional award for overall customer satisfaction in the West.   Our relationship banking model is clearly working.

This slide shows another award we received.  Comerica Bank received top grades in a survey of middle market cash management services. The biennial survey of senior financial executives of public and private middle market U.S. corporations was conducted by Phoenix-Hecht, one of the nation’s foremost providers of market research and education for the financial services industry.

Comerica earned 16 A+ grades and six A grades in the Phoenix-Hecht 2007 Middle Market Monitor Quality Index, including 10 A+ grades and two A grades in the product categories, with strongest scores in wire transfer, balance reporting, ACH and depository services.

As a relationship-oriented bank, we have been highly successful in bringing solutions to our customers that help them be successful in the marketplace.

In closing, we occupy a special place in the financial services marketplace.  It provides us with a solid platform from which we can continue to grow.  As always, we will be guided by our vision to help people and businesses be successful.

We will continue our focus on delivering the highest quality financial services, providing outstanding value and building enduring customer relationships.

At this time, we would be happy to answer any of your questions.

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